EXHIBIT 6.2

Investment MANAGEMENT Agreement

of

PLATFORM VENTURES DIVERSIFIED HOUSING reit, LLC

and

PVDH Operating Partnership LP

This Investment Management Agreement, dated as of June __, 2018 (the “Agreement”), is entered into by and among PVDH Manager, LLC, a Delaware limited liability company (the “Manager”), Platform Ventures Diversified Housing REIT, LLC, a Delaware limited liability company (the “Company”), and PVDH Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership” and collectively with the Company, the “PVDH Entities”).

WITNESSETH:

WHEREAS, pursuant to the Amended and Restated Operating Agreement of the Company, dated June __, 2018 (as further amended, restated, or otherwise modified from time to time, the “LLC Agreement”) and the Amended and Restated Operating Agreement of the Operating Partnership, dated June __, 2018 (as further amended, restated, or otherwise modified from time to time, the “OP Agreement” and collectively with the LLC Agreement, the “PVDH Agreements”), and subject to the terms of this Agreement, the Company, on behalf of itself and as general partner of the Operating Partnership, has appointed the Manager to serve as manager of the PVDH Entities and to furnish certain investment advisory services on its behalf in exchange for certain compensation as set forth in this Agreement; and

WHEREAS, the Manager has agreed to faithfully discharge all of its obligations and duties, and, in consideration therefor, the Company has agreed to compensate the Manager pursuant to Section 5 of the LLC Agreement and Section 5 of the OP Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Definitions. Capitalized terms not defined herein shall have the respective meanings set forth in the LLC Agreement.

2.          Appointment and Authorization; Compensation. Pursuant to Section 5 of the LLC Agreement and Section 5 of the OP Agreement, the Company, on behalf of itself and as general partner of the Operating Partnership, hereby appoints the Manager to act as the exclusive manager for the PVDH Entities subject to the terms and conditions of this Agreement and to provide certain services to the PVDH Entities as provided for in the PVDH Agreements (the “Advisory Services”). The Manager hereby accepts this engagement on the terms and conditions set forth in this Agreement. In consideration therefor, the PVDH Entities have agreed to compensate the Manager pursuant to Section 5.10 of the LLC Agreement and Section 5.10 of the OP Agreement and the Manager has agreed to perform the Advisory Services for such compensation. The Manager agrees that it shall perform its obligations under this Agreement in a manner that complies with the terms and conditions set forth in the PVDH Agreements and subject to the terms of the Shared Services Agreement between the Manager and Platform Ventures, LLC, a Kansas limited liability company, dated as of June [__], 2018. The Company acknowledges that the Manager may, in its reasonable discretion, and subject to the PVDH Agreements, retain other professionals, including, but not limited to, accountants, lawyers, consultants and other service providers to assist it in rendering the Advisory Services to the PVDH Entities.

3.          Expenses. The Manager shall not be required to pay (and if paid by the Manager, the Manager shall be reimbursed by the PVDH Entities for all payments of) any fees and expenses related to the business of the PVDH Entities that are described as expenses to be borne or reimbursed by the PVDH Entities in Section 5.11 of the OP Agreement and elsewhere in the PVDH Agreements.

4.          Other Activities of the Manager. It is agreed that the Manager and its partners, members, stockholders, officers, directors, managers, trustees, employees, agents and affiliates may engage in any other activities to the extent not expressly prohibited by the PVDH Agreements. The PVDH Entities recognize that the Advisory Services of the Manager with respect to the PVDH Entities shall not be exclusive.

5.          Liability and Indemnification. The Manager and its related and affiliated parties who are Indemnified Persons under the PVDH Agreements shall be entitled to exculpation and indemnification to the fullest extent set forth in the PVDH Agreements. The PVDH Entities agree to hold harmless and indemnify each such Indemnified Person to the extent set forth for such Indemnified Person in the PVDH Agreements. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement.

6.          Effective Time; Termination. This Agreement shall become effective upon the date first set forth above, and shall remain in effect until the earlier of such time as (a) the Company is dissolved pursuant to the terms of the LLC Agreement, (b) the Manager ceases to be the manager of the Company and the successor manager of the Company is not an affiliate of the Manager, or (c) with respect to such party, any party elects, in its sole discretion, to terminate this Agreement upon ten (10) days’ advance written notice to the other parties.

7.          Assignment. “No assignment” (as defined in the Investment Advisers Act of 1940, as amended) of this Agreement may be made by the Manager without the consent of the PVDH Entities. The Manager, the Company and the Operating Partnership expressly reserve any and all rights they may have under applicable securities laws.

8.          Form ADV. The PVDH Entities acknowledge that they received the Part 2A brochure of the Manager Form ADV as amended to date prior to executing this Agreement.

9.          Amendments; Waivers. This Agreement may be altered or amended, and any provisions hereof may be waived, only upon the written approval of all of the parties hereto; provided, however, that the Company shall not grant any such approval if it would cause this Agreement to be in violation of either of the PVDH Agreements.

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10.         Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions. This Agreement and any written exhibits, agreements or documents referenced herein or therein, constitute the entire agreement, and supersede all other prior agreements and understandings among the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Electronic forms of signatures (including “.pdf”) shall be deemed to be originals.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MANAGER:

PVDH Manager, llc, a Delaware limited liability company

By:
Name:
Title:

COMPANY:

platform ventures diversified housing reit, llc, a Delaware limited liability company

By:	PVDH Manager, LLC, a Delaware limited liability company, its Manager

By:
Name:
Title:

OPERATING PARTNERSHIP:

PVDH OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Platform Ventures Diversified Housing REIT, LLC, its General Partner

By:	PVDH Manager, LLC, a Delaware limited liability company, its Manager

By:
Name:
Title:

[Signature Page to the Investment Management Agreement of Platform Ventures Diversified Housing REIT, LLC
and PVDH Operating Partnership LP]